Exhibit 99.2

Management’s discussion and analysis of
financial condition and results of operations

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and notes thereto contained elsewhere in this offering memorandum. We refer herein to the fiscal year ended January 3, 2009 as “2008”, the fiscal year ended December 29, 2007 as “2007” and the fiscal year ended December 30, 2006 as “2006”. References to “Easton,” “Bell,” and “Riddell,” refer to Easton Sports, Inc. and its consolidated subsidiaries, Bell Sports Corp. and its consolidated subsidiaries and Riddell Sports Group, Inc. and its consolidated subsidiaries, respectively. Easton, Bell and Riddell are wholly-owned subsidiaries of Easton-Bell. Easton-Bell is a wholly-owned subsidiary of RBG Holdings Corp., which is a wholly-owned subsidiary of EB Sports Corp., which is a wholly-owned subsidiary of Easton-Bell Sports, LLC, our ultimate parent company. References to “RBG,” “EB Sports” and “Parent” refer to RBG Holdings Corp., EB Sports Corp. and Easton-Bell Sports, LLC, respectively.

Overview

We are a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. We offer products that are used in baseball, softball, ice hockey, football, lacrosse and other team sports, and in various action sports, including cycling, snowsports, powersports and skateboarding. Sports enthusiasts at all levels, from recreational participants to professional athletes, choose our products for their innovative designs and advanced materials, which provide a performance or protective advantage. Throughout our history, our focus on research and development has enabled us to introduce attractive and innovative products, many of which have set new standards for performance in their respective sports. As a result, we are able to consistently enter new product categories and expand and improve our existing product lines.

We currently sell a broad range of products primarily under four well-known brands—Easton® (baseball, softball and ice hockey equipment, apparel and cycling components), Bell® (cycling and action sports helmets and accessories), Giro® (cycling and snowsports helmets and accessories) and Riddell® (football equipment and reconditioning services). Together, these brands represent the vast majority of our revenues. We believe that our brands are among the most recognized in the sporting goods industry as demonstrated by our leading market share in many of our core categories.

We sell our products through diverse channels of distribution including: (i) specialty retailers that cater to sports enthusiasts who typically seek premium products at the highest performance levels, (ii) national and regional full-line sporting goods retailers and distributors, (iii) institutional buyers such as educational institutions and athletic leagues and (iv) mass retailers that offer a focused selection of products at entry-level and mid-level price points. As a function of our flexible, low fixed-cost production model, we are able to leverage the expertise of our vendor partners in order to reduce the overhead and capital intensity generally associated with manufacturing.

On March 16, 2006, we acquired 100% of the outstanding capital stock of Easton. The purchase price was funded in part by an equity investment in our Parent, proceeds from a senior secured credit facility entered into in connection with the Easton acquisition and existing cash. Easton’s results of operations are included in our results of operations from March 16, 2006.

We have two reportable segments: Team Sports and Action Sports. Our Team Sports segment primarily consists of football, baseball, softball, ice hockey and other team sports products and reconditioning services related to certain of these products. Our Action Sports segment primarily consists of helmets, equipment, components and accessories for cycling, snowsports and powersports and fitness related products.

How we assess the performance of our business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key measures for determining how our business is performing are net sales growth by segment, gross profit and selling, general and administrative expenses.

Net sales

Net sales reflect our revenues from the sale of our products and services less returns, discounts and allowances. It also includes licensing income that we collect. Substantially all of Easton’s activity and all of Riddell’s activity is reflected in our Team Sports segment, which primarily consists of football, baseball, softball, ice hockey and other team sports products and reconditioning services related to certain of these products. All of Bell’s activity, including the Bell brand, the Giro brand and the Easton branded cycling products is reflected in our Action Sports segment, which primarily consists of helmets, equipment, components and accessories for cycling, snowsports and powersports and fitness related products.

Cost of sales

Cost of sales includes the direct cost of purchased merchandise, inbound freight, factory operating costs (including depreciation), warranty costs, distribution and shipping expenses, including outbound freight. Cost of sales generally changes as we incur higher or lower costs from our vendors, experience better or worse productivity in our factories and increase or decrease inventory levels as certain fixed overhead is included in inventory. A shift in the composition of our net sales can also result in higher or lower cost of sales as our gross profit margins differ by product. We review our inventory levels on an ongoing basis to identify slow-moving materials and products and generally reserve for excess and obsolete inventory. If we misjudge the market for our products, we may be faced with significant excess inventory and need to allow for higher charges for excess and obsolete inventory. Such charges have reduced our gross profit in some prior periods and may have a material adverse impact depending on the amount of the charge.

Gross profit

Gross profit is equal to our net sales minus our cost of sales. Gross profit margin measures gross profit as a percentage of our net sales. We state inventories at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead costs. Our gross profit may not be fully comparable to other sporting goods companies, as we include costs related to distribution and freight in cost of sales.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses include all operating expenses not included in cost of sales, primarily, selling, marketing, administrative payroll, research and development, product liability, insurance and non-manufacturing lease expense, as well as certain depreciation and amortization. Other than selling expenses, these expenses generally do not vary proportionally with net sales. As a result, SG&A expenses as a percentage of net sales are usually higher in the winter season than the summer season due to the seasonality of net sales.

Factors affecting our business

Although other factors will likely impact us, including some we do not foresee, we believe our performance for the remainder of 2009 will be affected by the following key factors:

•	Economic climate. The uncertain worldwide economic environment could cause the reported financial information not to be necessarily indicative of future operating results or of future financial condition. The current economic environment continues to affect our business in a number of direct and indirect ways including: lower net sales from slowing consumer demand for our products; tighter inventory management by retailers; reduced profit margins due to pricing pressures and an unfavorable sales mix due to a higher concentration of sales of mid to lower price point products; changes in currency exchange rates; lack of credit availability, particularly for specialty retailers; and business disruptions due to difficulties experienced by suppliers and customers.

•	Retail market conditions. As a result of the slowing worldwide economic conditions, the retail market for sports equipment has slowed and is extremely competitive, with strong pressure from retailers for lower prices. We have experienced the effect of consumers trading down price points and delaying certain discretionary purchases, which has resulted in retailers reluctance to place orders for inventory in advance of selling seasons. Further, institutional customers have reduced or deferred purchases due to budget constraints. These trends may continue to have a negative impact on our businesses. We continue to address the retail environment through our focus on innovation and product development and emphasis on multiple price points.

•	ERP implementation. We continue to plan for our long-term growth by investing in our operations management and infrastructure. In the second fiscal quarter of 2009, we substantially completed the implementation of SAP’s ERP system, an enterprise-wide software platform encompassing finance, sales and distribution, manufacturing and materials management. This program replaced multiple software platforms previously used in our business operations, including legacy platforms used by our predecessor companies. We expect that the system will streamline reporting and enhance internal controls. We also expect that this enterprise-wide software solution will enable management to better and more efficiently conduct our operations and gather, analyze and assess information across all business segments and geographic locations. However, we may experience difficulties in operating our business under SAP’s ERP, any of which could disrupt our operations, including our ability to timely ship and track product orders to customers, project inventory requirements, manage our supply chain and otherwise adequately service our customers.

•	Operations and manufacturing. We intend to continue to streamline distribution, logistics and manufacturing operations, bring uniform methodologies to inventory management,

optimize transportation, improve manufacturing efficiencies and provide a high level of service to our customers. Over a several year period we have transitioned production of certain products from our facilities to third party vendors in Asia and other cost efficient sources of labor. However, as a result of our transition of the production of products from our own facilities to third party suppliers, we may become more vulnerable to higher levels of product defects, as well as increased sourced product costs, and our ability to mitigate such cost increases may be reduced.

•	Interest expense and debt levels. In connection with our acquisition of Easton, we entered into a senior secured credit facility providing for a $335.0 million term loan facility, a $70.0 million United States revolving credit facility and a Cdn $12.0 million Canadian revolving credit facility. As of October 3, 2009, the outstanding principal balance under our term loan facility was $272.1 million and we had zero outstanding under both our United States and Canadian revolving credit facilities. In addition, we have $140.0 million of outstanding principal amount of our senior subordinated notes due in October 2012. As of July 4, 2009, we were not in compliance with the maximum total leverage ratio test as set forth in the Credit Agreement. However, this event of non-compliance was cured on August 14, 2009 through the exercise of a cure right as provided for in our the credit agreement governing our senior secured credit facility as discussed in more detail in the “Liquidity and capital resources” discussion below.

•	Seasonality. Our business is subject to seasonal fluctuation. Sales of cycling products, baseball and softball products and accessories occur primarily during the warm weather months. Sales of football equipment and reconditioning services are driven primarily by football buying patterns, where orders begin at the end of the school football season (December) and run through to the start of the next season (August). Shipments of football products and performance of reconditioning services reach a low point during the football season. Sales of ice hockey equipment are driven by ice hockey buying patterns with orders shipping in late spring for fall play. Seasonal impacts are increasingly mitigated by the increase in snowsports and powersports sales which, to a certain extent, counter the cycling, baseball, softball and football seasons.

Critical accounting policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States. In the preparation of these financial statements, we make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies followed in the preparation of the financial statements are detailed in Note 1 in the Notes to Consolidated Financial Statements for our Fiscal year ended January 3, 2009 included elsewhere in this offering memorandum. We believe that our application of the policies discussed below involve significant levels of judgments, estimates and complexity. These estimates are reviewed from time to time and are subject to change if the circumstances so indicate. The effect of any such change is reflected in results of operations for the period in which the change is made.

Revenue recognition. Sales of products are recognized when title passes and risks of ownership have been transferred to the customer, which usually is upon shipment. Title generally passes to the customer upon shipment from our facilities and the risk of loss upon damage, theft or destruction of the product in transit is the responsibility of the dealer, distributor or third party carrier. Reconditioning revenue is recognized upon the completion of services. Allowances for sales returns, discounts and allowances, including volume-based customer incentives, are estimated and recorded concurrent with the recognition of the sale. Royalty income, which is not material, is recorded when earned based upon contract terms with licensees which provide for royalties.

Accounts receivable and allowances. We review the financial condition and creditworthiness of potential customers prior to accepting orders and record accounts receivable at their face value upon completion of the sale to our customers. We record an allowance for doubtful accounts based upon management’s estimate of the amount of uncollectible receivables. This estimate is based upon prior experience including historic losses as well as current economic conditions. The estimates can be affected by changes in the retail industry, customer credit issues and customer bankruptcies. Uncollectible receivables are written-off once management has determined that further collection efforts will not be successful. We generally do not require collateral from our customers.

Inventories. Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead. Provisions for excess and obsolete inventories are based on management’s assessment of slow-moving and obsolete inventory on a product-by-product basis. We record adjustments to our inventory for estimated obsolescence or a decrease in market value equal to the difference between the cost of the inventory and the estimated market value, based on market conditions. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual experience if future economic conditions, levels of consumer demand, customer inventory levels or competitive conditions differ from our expectations.

Long-lived and intangible assets. We follow the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 provides that goodwill and trademarks, which have indefinite lives, are not amortized. The carrying values of all long-lived assets, excluding goodwill and indefinite lived intangibles, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable (such as a significant decline in sales, earnings or cash flows or material adverse changes in the business climate) in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). Under SFAS 144, an impairment loss is recognized when the undiscounted future cash flows estimated to be generated by the asset to be held and used are not sufficient to recover the unamortized balance of the asset. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss would be recognized to the extent that the carrying value exceeds the fair value. The estimate of future cash flows is based upon, among other things, certain assumptions about expected future operating performance. These estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, changes in general economic conditions, customer requirements and our business model. For goodwill, on an annual basis the fair value of our reporting units are compared with their carrying value and an impairment loss is recognized if the carrying value of a reporting unit exceeds fair value to the extent that the carrying value of goodwill exceeds its fair value. The fair values of the reporting units are estimated using the discounted present value of estimated future cash flows. The fair value of the reporting units could change significantly due to changes in estimates of future cash flows as a result of changing economic conditions, our business environment and as a result of changes in the discount rate used.

We amortize certain definite-lived acquired intangible assets on a straight-line basis over estimated useful lives of seven to nineteen years for patents, seven to twenty years for customer relationships, four to five years for licensing and other agreements and seven years for finite-lived trademarks and tradenames. Deferred financing costs are being amortized by the straight-line method over the term of the related debt, which does not vary significantly from an effective interest method.

Income taxes. We follow the provisions of SFAS No. 109, “Accounting for Income Taxes.” Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (excluding non-deductible goodwill) using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable. A portion of our deferred tax assets relate to net operating loss carryforwards. The realization of these assets is based upon estimates of future taxable income. Changes in economic conditions and the business environment and our assumptions regarding realization of deferred tax assets can have a significant effect on income tax expense.

Product liability litigation matters and contingencies. We are subject to various product liability claims and/or suits brought against us for claims involving damages for personal injuries or deaths. Allegedly, these injuries or deaths relate to the use by claimants of products manufactured, designed or reconditioned by us or our subsidiaries and, in certain cases, products manufactured by others. The ultimate outcome of these claims, or potential future claims, cannot currently be determined. We estimate the uninsured portion of probable future costs and expenses related to claims, as well as incurred but not reported claims and record an accrual. These accruals are based on managements’ best estimate of probable losses and defense costs anticipated to result from such claims, from within a range of potential outcomes, based on available information, including an analysis provided by an independent actuarial services firm, previous claims history and available information on alleged claims. However, due to the uncertainty involved with estimates, actual results could vary substantially from these estimates.

Derivative instruments and hedging activity. We enter into foreign currency exchange forward contracts to reduce our risk related to inventory purchases. These contracts are not designated as hedges, and therefore, under SFAS No. 133, “Accounting for Derivatives,” they are recorded at fair value at each balance sheet date, with the resulting change charged or credited to cost of sales in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Warranty liability. We record a warranty obligation at the time of sale based on our historical experience. We estimate our warranty obligation by reference to historical product warranty return rates, replacement product costs and service delivery costs incurred in correcting the product. Should actual product warranty return rates, replacement product costs or service delivery costs differ from the historical rates, revisions to the estimated warranty liability would be required.

Stock-based compensation. Effective January 1, 2006, we adopted SFAS No. 123R “Share Based Payment” (SFAS 123R) which amends SFAS No. 123 “Accounting for Stock Based Compensation” (SFAS 123), which requires us to expense units granted under equity compensation plans based upon the fair market value of the units on the date of grant. We are amortizing the fair market value of units granted over the vesting period of the units and we are using the prospective method of adoption as defined under SFAS 123R.

For units issued prior to January 1, 2006, we accounted for these units using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. We had previously adopted only the disclosure provision of SFAS 123.

Recent accounting pronouncements

From time to time, the FASB, the SEC and other regulatory bodies seek to change accounting rules, including rules applicable to our business and financial statements. We cannot provide assurance that future changes in accounting rules would not require us to make restatements.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01—Topic 105—Generally Accepted Accounting Principles—amendments based on—Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, (“ASU 2009-01”). ASU 2009-01 establishes the FASB Accounting Standards Codification (“ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with generally accepted accounting principles in the United States. ASU 2009-01 is effective for interim and annual periods ending after September 15, 2009. ASU 2009-01 was adopted by the Company in the third fiscal quarter of 2009 and did not impact the Company’s financial position or results of operations.

In August 2009, the FASB issued Accounting Standards Update No. 2009-03—SEC Update—Amendments to Various Topics Containing SEC Staff Accounting Bulletins (“ASU 2009-03”). This update represents technical corrections to various topics containing SEC Staff Accounting Bulletins to update cross-references to codification text. ASU 2009-03 was effective as of August 24, 2009, which the Company adopted in the third fiscal quarter of 2009 and did not impact the Company’s financial position or results of operations.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05—Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (“ASU 2009-05”). This update provides amendments to ASC 820-10, for fair value measurement of liabilities and provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using prescribed methods. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance. The Company is currently evaluating the potential impact of adopting ASU 2009-05 on its financial position and results of operations.

Results of operations

The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in our Consolidated Statements of Operations and Comprehensive Income:

	Nine months	Nine months	Fiscal year	Fiscal year	Fiscal year
	ended	ended	ended	ended	ended
	October 3,	September 27,	January 3,	December 29,	December 30,
	2009	2008	2009	2007	2006

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales[1]	67.0	64.5	65.6	65.6	66.7
Gross profit	33.0	35.5	34.4	34.4	33.3
Selling, general and administrative expenses	23.4	22.4	23.1	23.5	24.4
Management expenses	–	–	–	–	1.3
Restructuring and other infrequent expenses[2]	–	0.1	0.1	0.1	0.1
Amortization of intangibles	1.8	1.6	1.7	1.8	2.0
Gain on the sale of property, plant and equipment[3]	–	–	–	(0.3)	–
Income from operations	7.8	11.4	9.5	9.3	5.5
Interest expense, net	4.3	3.6	5.4	5.7	6.6
Income (loss) before income taxes	3.5	7.8	4.1	3.6	(1.1)
Income tax expense (benefit)	1.5	3.8	2.3	1.6	(0.2)
Net income (loss)	2.0	4.0	1.8	2.0	(0.9)

(1) Includes $19.0 million of costs resulting from the purchase accounting write-up of inventories to fair value for the period ended December 30, 2006 related to the acquisition of Easton.

(2) Restructuring expenses in fiscal 2008 and 2007 are primarily related to the closure of our Van Nuys manufacturing facility. Restructuring expenses in fiscal 2006 are primarily related to the closure of our manufacturing facility previously located in Chicago, Illinois.

(3) Represents gains on the sale of land and building located in Chicago, Illinois in May 2007 and the sale of machinery located in Van Nuys, California in September 2007 as part of the closures referenced in footnote 2 above.

Three and nine months ended October 3, 2009 and September 27, 2008

Net sales

The following table sets forth for the periods indicated, net sales for each of our segments:

	Fiscal quarter ended					Three fiscal quarters ended
	October 3,	September 27,	Change			October 3,	September 27,	Change
(Dollars in millions)	2009	2008	$	%		2009	2008	$	%

Team sports	$91.2	$112.6	$(21.4)	(19.0%	)	$299.8	$345.8	$(46.0)	(13.3%	)
Action sports	89.2	90.8	(1.6)	(1.8%	)	252.7	260.5	(7.8)	(3.0%	)
	$180.4	$203.4	$(23.0)	(11.3%	)	$552.5	$606.3	$(53.8)	(8.9%	)

Net sales in both Team Sports and Action Sports during the third fiscal quarter and the first three fiscal quarters of 2009 were negatively impacted by the overall economic climate and by unfavorable foreign currency exchange rate movements in each segment. Consumers continue to trade down in price points and defer discretionary purchases and as a result, retailers are reluctant to make advance purchases and continue to closely manage inventory positions.

During the third fiscal quarter of 2009, net sales in the Team Sports and Action Sports segments were negatively impacted by unfavorable foreign currency exchange rate movements of $1.0 million and $0.6 million, respectively. On a constant currency basis for the third quarter of 2009, net sales in Team Sports and Action Sports were down $20.4 million, or 18.1%, and $1.0 million, or 1.1%, respectively. The decrease in Team Sports net sales during the quarter primarily resulted from the decline in sales of ice hockey equipment (partially due to the foreign currency exchange rate impact on products sold in Canada and Europe) and declines in sales of baseball and softball bats, football equipment and collectible football helmets. Sales of football equipment were negatively impacted by institutions scaling back purchases due to budget constraints. The sales of our reconditioning business was generally unchanged during the quarter. Action Sports net sales decreased primarily due to lower sales of OEM cycling components due to softer demand for high-end bicycles and lower sales of licensed cycling helmets, cycling accessories and powersports helmets, partially offset by increased sales from strong pre-season orders for snowsports helmets and sales of the recently introduced Giro branded cycling gloves.

For the first three fiscal quarters of 2009, net sales in both segments were negatively impacted by unfavorable foreign currency exchange rate movements of $8.1 million and $3.5 million in Team Sports and Action Sports, respectively. On a constant currency basis for the first three fiscal quarters, net sales in Team Sports and Action Sports were down $37.9 million, or 11.0%, and $4.3 million, or 1.7%, respectively. The Team Sports net sales decrease resulted from the decline in sales of baseball and softball equipment, ice hockey equipment (partially due to the foreign currency exchange rate impact on products sold in Canada and Europe), football equipment (resulting primarily from institutions scaling back purchases due to budget constraints), apparel and collectible football helmets. The sales of our reconditioning services decreased slightly during the period. Action Sports net sales decreased due to a decline in sales of cycling helmets, OEM cycling components, powersports helmets, eyewear and fitness related products, partially offset by increased sales of snowsports helmets and sales of the recently introduced Giro branded cycling gloves.

Cost of sales

The following table sets forth for the periods indicated, cost of sales for each of our segments:

	Fiscal quarter ended				Three fiscal quarters ended
	October 3,		September 27,		October 3,		September 27,
	2009		2008		2009		2008
		% of		% of		% of		% of
		net		net		net		net
(Dollars in millions)	$	sales	$	sales	$	sales	$	sales

Team sports	$56.0	61.4%	$65.7	58.3%	$187.7	62.6%	$204.6	59.2%
Action sports	62.4	70.0%	64.8	71.4%	182.3	72.1%	186.4	71.6%
	$118.4	65.6%	$130.5	64.2%	$370.0	67.0%	$391.0	64.5%

For the third fiscal quarter and the first three fiscal quarters of 2009, the increase in Team Sports cost of sales as a percentage of net sales primarily relates to unfavorable mix due to a higher concentration of sales of mid and lower price point products, closeout sales of baseball and softball equipment, the negative impact of changes in foreign currency exchange rates on ice hockey products sold in Canada and Europe and higher sourced finished goods costs, partially offset by lower sourced product costs and lower warranty costs due to reduced defective product returns.

The decrease in Action Sports cost of sales as a percentage of net sales in the third fiscal quarter of 2009 primarily relates to lower sourced finished goods costs, lower closeout sales of mass channel products and inventory write-offs, partially offset by the negative impact of changes in foreign currency exchange rates on net sales and increased defective product returns. The increase in Action Sports cost of sales as a percentage of net sales for the first three fiscal quarters of 2009 primarily relates to the negative impact of changes in foreign currency exchange rates on net sales, closeout sales of snowsports helmets and inventory write-offs, partially offset by lower royalties due to a sales decline in licensed cycling helmets.

Gross profit

The following table sets forth for the periods indicated, gross profit for each of our segments:

	Fiscal quarter ended				Three fiscal quarters ended
	October 3,		September 27,		October 3,		September 27,
	2009		2008		2009		2008
		% of		% of		% of		% of
		net		net		net		net
(Dollars in millions)	$	sales	$	sales	$	sales	$	sales

Team sports	$35.2	38.6%	$46.9	41.7%	$112.1	37.4%	$141.3	40.8%
Action sports	26.8	30.0%	26.0	28.6%	70.4	27.9%	74.0	28.4%
	$62.0	34.4%	$72.9	35.8%	$182.5	33.0%	$215.3	35.5%

For the third fiscal quarter and the first three fiscal quarters of 2009, the decrease in Team Sports gross margin primarily relates to unfavorable mix due to a higher concentration of sales of mid and lower price point products, closeout sales of baseball and softball equipment, the negative impact of changes in foreign currency exchange rates on hockey products sold in Canada and Europe and higher sourced finished goods costs, partially offset by lower sourced product costs and lower warranty costs due to reduced defective product returns.

The increase in Action Sports gross margin in the third fiscal quarter of 2009 primarily relates to lower sourced finished goods costs, lower closeout sales of mass channel products and inventory write-offs, partially offset by the negative impact of changes in foreign currency exchange rates on net sales and increased defective product returns. The decrease in Action Sports gross margin for the first three fiscal quarters of 2009 primarily relates to the negative impact of changes in foreign currency exchange rates on net sales, closeout sales of snowsports helmets and inventory write-offs, partially offset by lower royalties due to a sales decline in licensed cycling helmets.

Selling, general and administrative expenses

SG&A expenses decreased $5.7 million, or 12.4%, for the third fiscal quarter of 2009, as compared to the third fiscal quarter of 2008. The SG&A decrease primarily relates to lower incentive compensation expense of $4.8 million due to the decline in our profitability, reduced variable selling expenses of $1.6 million related to the decline in net sales, $0.8 million related to spending controls implemented on promotion and sponsorship programs and lower Sarbanes Oxley compliance costs, partially offset by $0.7 million of higher depreciation on information technology capital expenditures and higher spending on research and development of $0.4 million.

For the first three fiscal quarters of 2009, SG&A expenses decreased $6.2 million or 4.6%, as compared to the first three fiscal quarters of 2008. The decrease primarily relates to lower incentive compensation expense of $4.8 million due to the decline in profitability, reduced variable selling expenses of $1.7 million related to the decline in net sales, a decrease in product liability settlement and defense costs of $3.4 million and $0.9 million related to spending controls implemented on promotion and sponsorship programs and lower Sarbanes Oxley compliance costs, partially offset by $1.9 million higher depreciation on information technology capital expenditures and $1.3 million higher spending for the television advertising campaign related to the True Fit cycling helmet launch, $0.6 million higher research and development costs and $0.7 million in information technology expenses to implement our new SAP ERP. The $3.4 million of decreased product liability costs in the first three fiscal quarter of 2009 as compared to the first three quarters of 2008 was primarily related to lower settlement and litigation costs.

Restructuring expenses

Restructuring expenses decreased $0.5 million or 100%, for the first three fiscal quarters of 2009, as compared to the first three fiscal quarters of 2008. The decrease relates to the 2007 closure of the Van Nuys, California manufacturing facility, as no additional costs were incurred during the first three fiscal quarters of 2009.

Amortization of intangibles

Amortization of intangibles were unchanged for the third fiscal quarter and first three fiscal quarters of 2009 and 2008, respectively.

Interest expense, net

Interest expense, net decreased $1.9 million or 20.1% during the third fiscal quarter of 2009, as compared to the third fiscal quarter of 2008. The decrease was due to a $1.4 million change in the fair value of the interest rate swap which increased the third fiscal quarter 2008 interest expense, along with reduced debt levels in the third fiscal quarter of 2009. For the first three fiscal quarters of 2009, interest expense increased $2.0 million or 9.2%, as compared to the first three fiscal quarters of 2008. The increase was due to a $3.9 million change in the fair value of the interest rate swap which decreased the first three fiscal quarters of 2008 interest expense, partially offset by reduced debt levels in the first three fiscal quarters of 2009.

Income tax expense

Income tax expense was $4.3 million for the third fiscal quarter of 2009, as compared to an income tax expense of $7.6 million for the third fiscal quarter of 2008. The effective tax rate was 40.6% for the third fiscal quarter of 2009, as compared to 54.4% for the third fiscal quarter of 2008. For the third fiscal quarter of 2009, the difference between the effective rate and the statutory rate is primarily attributable to the permanent difference for equity compensation expense. For the third fiscal quarter of 2008, the difference between the effective rate and the statutory rate is primarily attributable to the permanent difference for equity compensation expense and the permanent difference for Section 956 United States income recognition related to Canada’s investment in United States property. The outstanding balance on intercompany accounts was deemed taxable in the United States under Section 956 of the Internal Revenue Code and subject to income tax in 2008. There was no Section 956 United States income recognition in 2009 and therefore no effect on income tax expense in 2009.

For the first three fiscal quarters of 2009 and 2008, income tax expense was $8.1 million and $23.1 million, respectively. The effective tax rate was 42.1% for the first three fiscal quarters of 2009, as compared to 48.9% for the first three fiscal quarters of 2008. For the first three fiscal quarters of 2009, the difference between the effective rate and the statutory rate is primarily attributable to the permanent difference for equity compensation expense. For the first three fiscal quarters of 2008, the difference between the effective rate and the statutory rate is primarily attributable to the permanent difference for equity compensation expense and the permanent difference for Section 956 United States income recognition related to Canada’s investment in United States property. The outstanding balance on intercompany accounts was deemed taxable in the United States under Section 956 of the Internal Revenue Code and subject to income tax in 2008. There was no Section 956 United States income recognition in 2009 and therefore no effect on income tax expense in 2009.

Fiscal 2008 compared to 2007

Net income for 2008 was $13.4 million, as compared to $14.5 million for 2007. Our results for 2008 include the following items:

•	provision for excess and obsolete inventory write-offs of $6.0 million;

•	foreign currency transaction loss of $1.2 million;

•	research and development expenses of $13.3 million;

•	product liability settlement and litigation expenses of $7.1 million;

•	provision for allowance for doubtful accounts of $5.5 million;

•	equity compensation expense of $3.9 million;

•	expenses of $1.8 million related to severing executives and reorganizing the Company;

•	restructuring and other infrequent expenses of $0.5 million, related to the closure of our Van Nuys, California manufacturing facility;

•	interest expense (net) of $41.9 million; and

•	income tax expense of $18.0 million.

Our results for 2007 included the following items:

•	provision for excess and obsolete inventory write-offs of $5.0 million;

•	foreign currency transaction gains of $1.7 million;

•	research and development expenses of $12.6 million;

•	product liability settlement and litigation expenses of $4.9 million;

•	provision for allowance for doubtful accounts of $3.3 million;

•	equity compensation expense of $2.8 million;

•	consulting fees related to the Sarbanes-Oxley compliance program of $3.2 million;

•	expenses of $3.0 million related to severing executives and reorganizing the Company;

•	restructuring and other infrequent expenses of $0.6 million, primarily related to the closure of our Van Nuys, California manufacturing facility;

•	gain on sale of property, plant and equipment of $2.3 million;

•	interest expense (net) of $41.6 million; and

•	income tax expense of $11.4 million.

Net sales

The following table sets forth for the years indicated, net sales for each of our segments:

			Change
(Dollars in millions)	2008	2007	$	%

Team sports	$433.7	$416.5	$17.2	4.1%
Action sports	341.8	308.1	33.7	10.9%
	$775.5	$724.6	$50.9	7.0%

Net sales for 2008 were $775.5 million, as compared to $724.6 million in 2007. Team Sports net sales increased $17.2 million, or 4.1%, as compared to 2007. The increase is due to increased sales of baseball and softball products, ice hockey products, football equipment and reconditioning services, which were partially offset by a decrease in sales of branded collectible football products. Action Sports net sales increased $33.7 million, or 10.9%, as compared to 2007. The increase is due to increased sales of cycling helmets and accessories, fitness accessories and snowsports helmets, which were partially offset by a decrease in sales of powersports helmets in the mass channel.

Cost of sales

The following table sets forth for the years indicated, cost of sales for each of our segments:

	2008		2007
		% of		% of
		net		net
(Dollars in millions)	$	sales	$	sales

Team sports	$263.2	60.7%	$256.6	61.6%
Action sports	245.9	71.9%	219.0	71.1%
	$509.1	65.6%	$475.6	65.6%

For 2008, cost of sales was 65.6% of net sales, as compared to 65.6% of net sales for 2007. Team Sports cost of sales was 60.7% of net sales, as compared to 61.6% of net sales in 2007. The decrease is primarily attributable to a full year of cost savings realized in 2008 from transitioning the manufacturing of aluminum baseball and softball bats to Asia from the United States, increased selling prices to our customers of certain football products and lower inventory write-offs, partially offset by sales mix changes, including an increasing percentage of sales in the mass channel. Action Sports cost of sales was 71.9% of net sales, as compared to 71.1% of net sales in 2007. The increase is due to sales mix changes, including an increased percentage of sales in the mass channel and increased product costs, driven by rising raw materials and labor costs as well as higher inventory write-offs, partially offset by increased selling prices to our customers.

Gross profit

The following table sets forth for the years indicated, gross profit for each of our segments:

	2008		2007
		% of		% of
		net		net
(Dollars in millions)	$	sales	$	sales

Team sports	$170.5	39.3%	$159.9	38.4%
Action sports	95.9	28.1%	89.1	28.9%
	$266.4	34.4%	$249.0	34.4%

For 2008, gross margin was 34.4% of net sales, as compared to 34.4% of net sales in 2007. Team Sports gross margin was 39.3% of net sales, an increase of 0.9 percentage points, as compared to 2007. The increase is primarily attributable to a full year of cost savings realized in 2008 from transitioning the manufacturing of aluminum baseball and softball bats to Asia from the United States, increased selling prices to our customers of certain football products and lower inventory write-offs, partially offset by sales mix changes, including an increased percentage of sales in the mass channel. Action Sports gross margin was 28.1% of net sales, a decrease of 0.8 percentage points, as compared to 2007, primarily due to a change in sales mix, including an increased percentage of sales in the mass channel, increased product costs driven by rising raw materials and labor costs and higher inventory write-offs, partially offset by increased selling prices to our customers.

Selling, general and administrative expenses

During 2008, SG&A expenses increased $9.2 million or 5.4%, as compared to 2007. The increase primarily relates to incremental investments in research and development and information technology of $0.7 million and $2.1 million, respectively, and increases in incentive compensation of $6.8 million, equity compensation of $1.1 million, allowance for doubtful accounts of $2.2 million, legal and product liability expenses of $0.8 million, and $1.3 million of variable expenses related to increased sales, partially offset by a reduction in marketing expenses of $3.7 million and Sarbanes-Oxley compliance expenses of $2.3 million.

Restructuring and other infrequent expenses

Restructuring and other infrequent expenses decreased $0.1 million to $0.5 million in 2008, as compared to $0.6 million in 2007. The expenses in both years related to the closure of the Van Nuys facility. See “Restructuring and other infrequent expenses” for additional information.

Amortization of intangibles

Amortization of intangibles increased $0.2 million to $13.4 million in 2008 from $13.2 million in 2007, which was materially consistent among the years.

Interest expense, net

Interest expense, net increased $0.3 million to $41.9 million for 2008 from $41.6 million in 2007, due in part to the $7.7 million change in the fair value of the interest rate swap during 2008 in connection with an agreement entered into in April 2008, partially offset by reduced debt levels and lower prevailing interest rates in 2008. Changes in the fair value of the interest rate swap, which is not designated as a hedge, are recorded through earnings as part of interest expense throughout the term of the swap.

Income tax expense

We recorded an income tax expense of $18.0 million in 2008, an effective tax rate of 57.4%, as compared to an income tax expense of $11.4 million in 2007, an effective tax rate of 44.1%. The difference between the effective rate and the statutory rate is primarily attributable to the permanent difference for equity compensation expense, state income taxes, and the permanent difference for Section 956 United States income recognition related to Canada’s investment in United States property. The outstanding balance on intercompany accounts was deemed taxable in the United States under Section 956 of the Internal Revenue Code and subject to income tax in 2008. The increase was also driven by higher amounts of pre-tax income in 2008 compared to 2007.

Fiscal 2007 compared to 2006

Net income for 2007 was $14.5 million, as compared to a $(5.9) million loss for 2006. Our results for 2007 include the following items:

•	provision for excess and obsolete inventory write-offs of $5.0 million;

•	foreign currency transaction gains of $1.7 million;

•	research and development expenses of $12.6 million;

•	product liability settlement and litigation expenses of $4.9 million;

•	consulting fees related to the Sarbanes-Oxley compliance program of $3.2 million;

•	expenses of $3.0 million related to severing executives and reorganizing the Company;

•	equity compensation expense of $2.8 million;

•	restructuring and other infrequent expenses of $0.6 million, primarily related to the closure of our Van Nuys, California manufacturing facility;

•	gain on sale of property, plant and equipment of $2.3 million;

•	interest expense (net) of $41.6 million; and

•	income tax expense of $11.4 million.

Our results for 2006 included the following items:

•	amortization of $19.0 million of purchase price write-up of inventory to fair market value in relation to the Easton acquisition, which was charged to cost of sales;

•	settlement of lawsuits, which resulted in $8.1 million of expense;

•	expenses of $7.5 million related to severing executives and reorganizing the combined company;

•	equity compensation expense of $3.1 million, comprised of $0.8 million related to the redemption of vested units under the 2003 Equity Plan and $2.3 million related to the 2006 Equity Plan;

•	consulting fees related to the Sarbanes-Oxley compliance program of $0.8 million;

•	management expenses of $8.3 million, which reflect a $7.5 million payment to satisfy our contractual obligations to pay future management expenses;

•	restructuring and other infrequent expenses of $0.9 million, primarily related to the closure of our Chicago, Illinois manufacturing facility;

•	an increase in amortization of intangible assets of $4.1 million related to the Easton acquisition; and

•	interest expense (net) of $42.4 million related to higher debt levels in 2006 as a result of the Easton acquisition.

Net sales

Net sales for 2007 were $724.6 million, as compared to $639.0 million in 2006. The increase is primarily attributable to the inclusion of Easton for a full fiscal year during 2007, as compared to 2006, which only included Easton sales from the date of acquisition in March 2006. The following table sets forth, for the periods indicated, net sales for each of our segments:

					Change due to
			Change		acquisitions
(Dollars in millions)	2007	2006	$	%	$	%

Team sports	$416.5	$347.8	$68.7	19.8%	$62.9	18.1%
Action sports	308.1	291.2	16.9	5.8%	5.4	1.9%
	$724.6	$639.0	$85.6	13.4%	$68.3	10.7%

During 2007, an additional $67.9 million and $0.4 million in net sales were attributable to the Easton and Cyclo/Shanghai Cyclo acquisitions, respectively, with $62.9 million attributable to Team Sports and $5.4 million attributable to Action Sports. Team Sports net sales increased $68.7 million, or 19.8%, as compared to 2006. In addition to the acquisition of Easton, other factors contributing to the increase in Team Sports net sales included increased football shoulder pad and apparel sales and reconditioning services. Action Sports net sales increased $16.9 million, or 5.8%, when compared to 2006. The increase resulted from the inclusion of a full fiscal year of Easton’s cycling business and the acquisition of Cyclo/Shanghai Cyclo, growth in sales of cycling helmets and specialty channel accessories and the introduction of Giro branded eyewear, all of which were partially offset by a mild decrease in sales of snow helmets.

The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in our consolidated statements of operations:

	2007			2006		Change
		% of			% of	due to
(Dollars in millions)	$	net sales		$	net sales	acquisitions

Net sales	$724.6	100.0%		$639.0	100.0%	$68.3
Cost of sales	475.6	65.6%		426.1	66.7%	27.0
Gross profit	249.0	34.4%		212.9	33.3%	41.3
Selling, general and administrative expenses	170.0	23.5%		156.0	24.4%	10.5
Management expenses	–	–		8.3	1.3%	–
Restructuring and other infrequent expenses	0.6	0.1%		0.9	0.1%	–
Amortization of intangibles	13.2	1.8%		12.6	2.0%	0.6
Gain on sale of property, plant and equipment	(2.3)	(0.3%	)	–	–	(0.5)
Income from operations	$67.5	9.3%		$35.1	5.5%	$30.7

Cost of sales

For 2007, cost of sales was $475.6 million, or 65.6% of net sales, as compared to $426.1 million, or 66.7% of net sales for 2006. The decrease in cost of sales as a percentage of net sales is primarily attributable to the cost savings realized from transitioning the manufacturing of certain aluminum products to Asia from the United States, foreign currency gains in our international operations and the impact in 2006 of expensing the purchase accounting inventory write up associated with the Easton acquisition of $19.0 million, partially offset by sales mix changes and increased distribution costs, freight costs and inventory write-offs. Team Sports cost of sales was $256.6 million, or 61.6% of net sales, as compared to $228.3 million, or 65.6% of net sales for 2006. The decrease in Team Sports cost of sales as a percentage of net sales is primarily attributable to the cost savings realized from transitioning the manufacturing of certain aluminum products to Asia from the United States, foreign currency gains in our international operations and the impact in 2006 of expensing the purchase accounting inventory write up associated with the Easton acquisition, partially offset by increased distribution costs, freight costs and inventory write-offs. Action Sports cost of sales was $219.0 million, or 71.1% of net sales, as compared to $197.8 million, or 67.9% of net sales in 2006. The increase in Action Sports cost of sales as a percentage of net sales is due to sales mix changes, the inclusion of a full first quarter of the Easton cycling business and increased distribution costs, product costs, freight costs and inventory write-offs.

Gross profit

For 2007, gross profit was $249.0 million, or 34.4% of net sales, as compared to $212.9 million, or 33.3% of net sales for 2006. The increase in gross profit as a percentage of net sales is primarily attributable to the cost savings realized from transitioning the manufacturing of certain aluminum products to Asia from the United States, foreign currency gains in our international operations and the impact in 2006 of expensing the purchase accounting inventory write-up associated with the Easton acquisition, partially offset by sales mix changes and increased distribution costs, freight costs and inventory write-offs. Team Sports gross profit percentage was 38.4% of net sales, an increase of 3.9 percentage points, as compared to 2006. The increase in Team Sports gross profit as a percentage of net sales is primarily attributable to the cost savings realized from transitioning the manufacturing of certain aluminum products to Asia from the United States, foreign currency gains in our international operations and the impact in 2006 of expensing the purchase accounting inventory write up associated with the Easton acquisition, partially offset by increased distribution costs, freight costs and inventory write-offs. Action Sports gross profit percentage was 28.9% of net sales, a decrease of 3.1 percentage points, as compared to 2006, primarily due to a change in sales mix and increased distribution costs, product costs, freight costs and inventory write-offs.

Selling, general and administrative expenses

During 2007, SG&A expenses increased $14.0 million or 9.0%, as compared to 2006. The increase is primarily attributable to the inclusion of a full fiscal year of Easton’s business during 2007, as compared to 2006, which only included such business from the date of acquisition in March 2006. Other factors contributing to the increase are expenses related to marketing, R&D, product liability settlement and litigation, information technology and Sarbanes-Oxley compliance, partially offset by lower incentive compensation expenses.

Management expenses

Management expenses decreased $8.3 million for 2007, as compared to 2006, due to the cancellation of the obligation to pay annual management fees to Fenway Partners, LLC at the time of the Easton acquisition.

Restructuring and other infrequent expenses

Restructuring and other infrequent expenses decreased $0.3 million for 2007, as compared to 2006. Restructuring expenses were $0.6 million and $0.9 million for 2007 and 2006, respectively. The 2007 expenses related to the closure of the Van Nuys facility and the 2006 expenses reflect the impact of facility closure costs associated with our manufacturing facility previously located in Chicago, Illinois. See “Restructuring and other infrequent expenses” for additional information.

Amortization of intangibles

Amortization of intangibles increased $0.6 million to $13.2 million in 2007 from $12.6 million in 2006 as a result of a full year of amortization in 2007 relating to intangible assets acquired in the Easton acquisition.

Gain on sale of property, plant and equipment

The sale of land and a building located in Chicago, Illinois in May 2007 and the sale of machinery located in Van Nuys, California in September 2007 resulted in gains of $1.8 million and $0.5 million, respectively. The sales were related to the restructurings described in “Restructuring and other infrequent expenses”.

Interest expense, net

Net interest expense decreased $0.8 million to $41.6 million for 2007 from $42.4 million in 2006. The decrease was due to 2006 reflecting the expensing of $1.6 million of debt acquisition costs upon extinguishment of certain debt and lower prevailing interest rates in 2007, offset partially by a full year of interest expense related to the senior credit facility entered into in conjunction with the Easton acquisition.

Income tax expense (benefit)

We recorded an income tax expense of $11.4 million in 2007, an effective tax rate of 44.1%, as compared to an income tax benefit of $1.4 million in 2006, an effective tax rate of 19.4%. The change in the effective tax rate is primarily attributable to the change from a domestic loss to domestic income.

Restructuring and other infrequent expenses

In connection with our acquisition of Easton, a restructuring plan was initiated to implement actions to reduce the overall cost structure. As part of the restructuring plan, we commenced the closure of our manufacturing facility in Van Nuys, California. Substantially all manufacturing at this location, which relates to our Team Sports segment, ceased during the second fiscal quarter of 2007. While some of the machinery was transferred to other locations, most of the machinery was sold in September 2007 and a gain of $0.5 million on the sale was realized.

The following table summarizes the components of the restructuring accrual initiated in 2006 and accounted for under Emerging Issues Task Force (EITF) No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”:

		Facility
	Employee	closure
(Dollars in millions)	severance	costs	Total

Balance as of December 31, 2005	$–	$–	$–
Provision	2.1	2.2	4.3
Less: cash activity	(0.2)	–	(0.2)
Balance as of December 30, 2006	1.9	2.2	4.1
Provision	–	0.5	0.5
Less: cash activity	(1.7)	(2.3)	(4.0)
Balance as of December 29, 2007	0.2	0.4	0.6
Provision	–	0.5	0.5
Less: cash activity	(0.1)	(0.9)	(1.0)
Balance as of January 3, 2009	$0.1	$–	$0.1

The accrual of $4.1 million as of December 30, 2006 was included as part of the purchase accounting related to the Easton acquisition, with an additional $0.5 million provision recorded in both 2007 and 2008 for facility closure costs. The employee severance costs were accrued per the Company’s policy and relate to the termination of approximately 215 employees. As of January 3, 2009, most of the employees had been terminated. The $0.1 million of restructuring costs accrued as of January 3, 2009 are expected to be paid in 2009.

Quarterly results

The following table presents unaudited interim operating results. We believe that the following information includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations for the periods presented. With the exception of the fourth quarter of 2008 which was comprised of 14 weeks, each quarter is comprised of 13 weeks. The operating results for any period are not necessarily indicative of results for any future period.

	For the following quarterly periods
(Dollars in millions)	First	Second	Third	Fourth
(Unaudited)

2009:
Net sales	$184.9	$187.3	$180.4
Gross profit	60.2	60.4	62.0
Income from operations	9.9	14.8	18.2
Net income (loss)	1.0	3.9	6.3
2008:
Net sales	$182.1	$220.8	$203.4	$169.2
Gross profit	61.0	81.4	72.9	51.1
Income from operations	13.9	31.7	23.4	4.3
Net income (loss)	2.4	15.5	6.3	(10.8)
2007:
Net sales	$174.6	$206.4	$188.5	$155.1
Gross profit	58.5	76.4	65.4	48.7
Income from operations	13.1	29.7	22.6	2.1
Net income (loss)	1.3	12.1	6.8	(5.7)

Liquidity and capital resources

[omitted portions]

Historical financing arrangements

Existing senior secured credit facility

In connection with the acquisition of Easton, we, together with RBG and certain of our domestic and Canadian subsidiaries, entered into a senior secured credit agreement (the “Existing Credit Agreement”) with Wachovia Bank, National Association, as the administrative agent, and a syndicate of lenders. The Existing Credit Agreement provides for a $335.0 million term loan facility, a $70.0 million United States revolving credit facility and a Cdn$12.0 million Canadian revolving credit facility. All three facilities are scheduled to mature in March 2012.

As of October 3, 2009, we had $272.1 million outstanding under the term loan facility, no amounts outstanding under our United States and Canadian revolving credit facilities and also had availability to borrow an additional $66.4 million and Cdn$12.0 million under the United States revolving credit facility and Canadian revolving credit facility, respectively. We have arrangements with our lenders as part of our Existing Credit Agreement to issue standby letters of credit or similar instruments, which guarantee our obligations for the purchase of certain inventories and for potential claims exposure for insurance coverage. Outstanding letters of credit issued under the revolving credit facilities totaled $3.6 million and $3.8 million at October 3, 2009 and September 27, 2008, respectively.

The interest rates per annum applicable to the loans under our Existing Credit Agreement, other than swingline loans, equal an applicable margin percentage plus, at our option, (1) in the case of United States dollar denominated loans, a United States base rate or LIBOR, and (2) in the case of Canadian dollar denominated loans, a Canadian base rate or a Canadian bankers’ acceptance rate. Swingline loans bear interest at a rate equal to an applicable margin percentage plus the United States base rate for United States dollar denominated loans or the Canadian base rate for Canadian dollar denominated loans, as applicable. The applicable margin percentage for the term loan is initially 1.75% for LIBOR and 0.75% for the United States base rate, which is subject to adjustment to 1.50% for LIBOR and 0.50% for the United States base rate based upon our leverage ratio as calculated under the Existing Credit Agreement. The applicable margin percentage for the revolving loan facilities is initially 2.00% for LIBOR or Canadian bankers’ acceptance rate and 1.00% for the United States and Canadian base rates. The applicable margin percentage for the revolving loan facilities and swingline loan facilities varies between 2.25% and 1.50% for LIBOR or Canadian bankers’ acceptance rate, or between 1.25% and 0.50% for the United States and Canadian base rates, based upon the leverage ratio as calculated under the Existing Credit Agreement.

We are the borrower under the term loan facility and United States revolving credit facility and our Canadian subsidiaries are the borrowers under the Canadian revolving credit facility. Under our Existing Credit Agreement, RBG and certain of our domestic subsidiaries have guaranteed all of our obligations (both United States and Canadian), and we and certain of our Canadian subsidiaries have guaranteed the obligations under the Canadian revolving credit facility.

Additionally, we and certain of our domestic subsidiaries have granted security with respect to substantially all of our real and personal property as collateral for our United States and Canadian obligations (and related guarantees) under our Existing Credit Agreement. Furthermore, and certain of our Canadian subsidiaries have granted security with respect to substantially all of their real and personal property as collateral for the obligations (and related guarantees) under our Canadian revolving credit facility.

Our Existing Credit Agreement imposes limitations on our ability and the ability of our subsidiaries to incur, assume or permit to exist additional indebtedness, create or permit liens on their assets, make investments and loans, engage in certain mergers or other fundamental changes, dispose of assets, make distributions or pay dividends or repurchase stock, prepay subordinated debt, enter into transactions with affiliates, engage in sale-leaseback transactions and make capital expenditures. In addition, our Existing Credit Agreement requires us to comply on a quarterly and annual basis with certain financial covenants, including a maximum total leverage ratio test, a minimum interest coverage ratio test and an annual maximum capital expenditure limit.

Our Existing Credit Agreement contains events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration to certain indebtedness; certain ERISA events; change of control; dissolution, insolvency and bankruptcy events; material judgments; and actual or asserted invalidity of the guarantees or security documents. Some of these events of default allow for grace periods and are subject to materiality thresholds.

As of July 4, 2009, we were not in compliance with the maximum total leverage ratio test as set forth in the Existing Credit Agreement. However, this event of non-compliance was cured on August 14, 2009 through the exercise of a cure right as provided for in the Existing Credit Agreement. The cure right provides us the right to receive cash common equity infusions in an amount that is necessary to satisfy the financial covenant tests on a pro-forma basis. The cure right capital contribution amount is considered additional consolidated adjusted EBITDA, as defined in the Existing Credit Agreement, for purposes of measuring compliance with the financial covenants for our fiscal quarter ended July 4, 2009. In subsequent periods, this cure amount will continue to be considered a component of consolidated adjusted EBITDA for the next three fiscal quarters on a trailing four quarter calculation basis. The cure amount is limited such that it cannot exceed the amount required for purposes of complying with the financial covenants nor can this cure right be exercised again in the following two succeeding quarters. Additionally, the cure amount is limited in any case to a maximum amount of $15 million in the aggregate since March 16, 2006.

The cure right cash common equity infusion necessary to cure our non-compliance with the financial covenants tested as of July 4, 2009 was received by our Parent and EB Sports from certain existing investors in our Parent and members of management, including Mr. Harrington, on August 14, 2009. In order to finance this common equity infusion, our Parent issued Class C Common Units and EB Sports issued shares of Series A preferred stock to the participants of the financing, which included certain existing investors of our Parent and Mr. Harrington. Our Parent used the proceeds of its issuance of Class C Common Units to pay its expenses related to the financing of our cure right and to maintain a balance for our Parent’s future expenses. EB Sports used a portion of the proceeds from its issuance of Series A preferred stock to pay its expenses related to the financing of our cure right and the balance of the proceeds was contributed to the capital of RBG, which in turn contributed the necessary cash equity infusion, in the amount of $12.9 million, to our capital. The $12.9 million was then used to pay down the term loan facility. As a result of the exercise of this cure, we were in compliance with the covenants of the Existing Credit Agreement, and we were deemed to have satisfied the requirements of such financial covenants as of July 4, 2009.

On September 29, 2009, we made an additional payment towards the principal balance on our term loan facility in the amount of $30.0 million. As of October 3, 2009, we were in compliance with all of our covenants under our Existing Credit Agreement.

[omitted portions]

8.375% senior subordinated notes

In September 2004, in connection with the acquisition of Bell, we issued $140.0 million of 8.375% senior subordinated notes due October 2012 (the “Existing Notes”). The Existing Notes are due October 2012 are general unsecured obligations and are subordinated in right of payment to all existing or future senior indebtedness. Interest is payable on the Existing Notes semi-annually on April 1 and October 1 of each year. We may currently redeem the Existing Notes, in whole or in part, at 102.094% of the principal amount, plus accrued interest at any time on or after October 1, 2009 or at 100% of the principal amount, plus accrued interest, at any time on or after October 1, 2010. The indenture governing the Existing Notes contains certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell assets and engage in certain other activities. The Existing Notes are guaranteed by all of our domestic subsidiaries.

[omitted portions]

Holdco Facility

EB Sports is party to a senior unsecured credit agreement (the “Holdco Facility”) with Wachovia Investment Holdings and the lenders named therein pursuant to which EB Sports borrowed $175.0 million. The borrowings under the Holdco Facility are scheduled to mature on May 1, 2012. The interest rates per annum applicable to the loans under Holdco Facility equal an applicable margin percentage plus, at our option, a U.S. base rate or LIBOR. The applicable margin percentage is 6.0% for LIBOR and 5.0% for the U.S. base rate. Under the terms of the Holdco Facility, EB Sports may elect to pay interest in cash or defer interest by adding it to the aggregate amount of principal due under the loan. As of October 3, 2009, $232.4 million was outstanding under the Holdco Facility as a result of our election to defer interest payments.

Proposed Holdco Facility refinancing and preferred stock equity investment

EB Sports is currently pursuing a refinancing of all or a portion of the Holdco Facility and a financing through an equity investment from our Sponsor and certain existing investors and their affiliates. The proposed equity investment is for up to $115.0 million in cash in exchange for new membership units of our Parent and new non-voting, non-redeemable preferred stock of EB Sports Corp. The preferred stock will accrue dividends quarterly at a rate of 17.5% per annum. Under the proposed financing, the terms of the existing preferred stock of EB Sports would be amended to match the new preferred stock, resulting in an aggregate of $128.7 million of non-voting, non-redeemable preferred stock outstanding after giving effect to the financing. In addition, in connection with the New Holdco Facility, consenting lenders under the Holdco Facility have agreed, subject to consummation of the contemplated transactions, to amend the Holdco Facility to, among other things, permit the prepayment of consenting lender’s loans and subsequent exchange of remaining loans under the Holdco Facility into loans under the New Holdco Facility, the refinancing of indebtedness of Easton-Bell, and the modification of certain other covenants in the Holdco Facility including, but not limited to, amendments to certain of the affirmative and negative covenants to conform to similar terms in the credit agreement for the New Holdco Facility.

Under the terms of the proposed refinancing transaction, the proceeds from the equity issuance would be used to repurchase loans under the Holdco Facility and consenting lenders whose loans are repurchased would exchange their remaining principal and accrued interest into a new facility with a maturity date of December 31, 2015. Borrowings under the New Holdco Facility will be secured by a pledge of all capital stock of RBG and Easton-Bell. The New Holdco Facility will be guaranteed by RBG and any subsidiary of EB Sports that in the future guarantees other indebtedness of EB Sports or RBG. Borrowings under the New Holdco Facility through May 1, 2012 will bear interest at 11.5% per annum and EB Sports may elect to pay interest in cash or defer interest by adding it to the aggregate amount of principal due under the loan. Interest after May 1, 2012 will be paid in cash; provided, that prior to maturity if EB Sports does not have sufficient cash on hand and Easton-Bell is either prohibited from distributing sufficient cash to EB Sports to make such interest payments or does not have sufficient liquidity (in the reasonable determination of Easton-Bell management) to permit Easton-Bell to distribute cash in an amount sufficient to allow such payment, EB Sports will pay cash to the extent it is able to do so using cash on hand after giving effect to permitted and available distributions, and the remainder of the interest due shall be added to the principal amount of the loan at a rate of 13.5% per annum for the then ending interest period. Any existing lenders who do not consent and whose loans are not repurchased would continue to hold loans under the existing facility, as amended.

As of October 3, 2009, on a pro forma basis, assuming we consummated the proposed equity financing and refinancing of the Holdco Facility, EB Sports would have had approximately $104.6 million of debt outstanding. There is no assurance that we will be able to consummate the proposed equity investment or that we will receive the requisite consent from lenders under the Holdco Facility to refinance the facility.

Sources and uses of our cash

Cash provided by operating activities was $51.6 million for the first three fiscal quarters of 2009, as compared to $61.7 million of cash provided in the first three fiscal quarters of 2008. The decrease in cash provided by operating activities primarily reflects (i) lower net income, (ii) lower accounts payable, (iii) lower accrued expenses due to the payment in 2009 for incentive compensation related to fiscal year 2008 and the decrease in the accrual for incentive compensation in fiscal year 2009 and (iv) lower deferred income taxes, partially offset by (i) incremental inventory reductions in fiscal year 2009, (ii) the receipt of a deposit for insurance in fiscal year 2009 and (iii) lower accounts receivable due to the decline in net sales in fiscal year 2009.

Operating activities provided $67.7 million of cash for the year ended January 3, 2009, as compared to $16.3 million of cash provided in the year ended December 29, 2007. The increase in the generation of cash primarily relates to the timing impact of increased payables and accrued expenses, which were partially offset by increased accounts receivable and inventory. We had $282.9 million in working capital at January 3, 2009, as compared to $262.8 million at December 29, 2007. Accounts receivable and inventory were $13.2 million and $11.8 million higher, respectively, at January 3, 2009 than at December 29, 2007. The increase in accounts receivable and inventory are primarily related to sales growth.

Operating activities provided $16.3 million of cash for the year ended December 29, 2007, as compared to $23.6 million of cash provided in the year ended December 30, 2006. The decrease in cash provided by operating activities reflects our working capital needs. We had $262.8 million in working capital at December 29, 2007, as compared to $225.0 million at December 30, 2006. Accounts receivable and inventories, combined, were $18.6 million higher than at December 30, 2006.

The Team Sports business is seasonal and driven primarily by baseball and softball, football and ice hockey buying patterns. Sales of baseball and softball products and accessories occur primarily during the warm weather months. Sales of football equipment and reconditioning services are driven primarily by football buying patterns, where orders begin at the end of the school football season (December) and run through to the start of the next season (August). Shipments of football products and performance of reconditioning services reach a low point during the football season. Sales of ice hockey equipment are driven primarily by hockey buying patterns with orders shipping in late spring for fall play.

Working capital typically experiences a buildup in the first half of the year as Team Sports seeks to balance its manufacturing and reconditioning facilities, and therefore, increases inventory. This pattern is magnified by the preference of many school districts to pay for items in the budget year in which they will be used. As July 1st often marks the start of the budget year for these customers, receivable balances generated during the first half of the year are historically reduced as collections are made in the second half of the year.

The Action Sports business is also seasonal and driven primarily by the warm weather months conducive to cycling. As such, Action Sports sales are lowest during the fourth calendar quarter. The seasonal impacts have been mitigated slightly by the rise in snowsports sales which are sold primarily during the last two quarters of the year.

Action Sports typically experiences an increase in working capital in the first two fiscal quarters of the year as it builds inventory for the late spring and summer selling seasons for cycling products and ships preseason cycling helmet and accessory orders. Inventories of snowsports products increase in the second and third fiscal quarters in preparation for the upcoming fall-winter selling season. Working capital decreases in the third and fourth fiscal quarters as cycling and snowsports product inventories are reduced through the summer and fall-winter selling seasons, respectively and accounts receivable are collected.

We had $299.3 million in working capital as of October 3, 2009, as compared to $282.9 million at January 3, 2009. The $16.4 million increase in working capital primarily results from the increase in cash, lower accounts payable and accrued expenses and the reduction of the current portion of long-term debt, partially offset by the decrease in prepaid expenses and inventory. We had $282.9 million in working capital at January 3, 2009 as compared to $262.8 million at

December 29, 2007. We had $262.8 million in working capital at December 29, 2007, as compared to $225.0 million at December 30, 2006.

Capital expenditures for the first three fiscal quarters of 2009 was $12.1 million compared with $11.0 million in the first three fiscal quarters of 2008. We substantially completed in our second fiscal quarter of 2009 the implementation of SAP’s ERP system, an enterprise-wide software platform encompassing finance, sales and distribution, manufacturing and materials management. Capital expenditures for 2008 were $17.6 million, as compared to $16.8 million in 2007.

Capital expenditures for 2007 were $16.8 million, as compared to $12.8 million in 2006. Through December 29, 2007, expenditures associated with implementing SAP’s ERP were approximately $11.4 million. For the fiscal year of 2007, we capitalized interest related to the project of $0.2 million.

Cash used in investing activities was $12.1 million for the first three fiscal quarters of 2009, as compared to $11.0 million used in the first three fiscal quarters of 2008. For both periods, the amounts were related to the purchase of property, plant and equipment. Capital expenditures made for both periods were primarily related to the implementation of our ERP system and enhancing new and existing products. Cash used in investing activities for 2008 was $17.6 million, compared to $10.1 million in 2007. Cash used in investing activities for 2007 was $10.1 million, compared to $420.2 million in 2006.

Cash used in financing activities was $30.8 million for the first three fiscal quarters of 2009, as compared to $22.0 million of cash provided by financing activities in the first three fiscal quarters of 2008. The primary reason for the difference is the $43.6 million of payments on the term loan facility, partially offset by the $12.9 million capital contribution from our Parent in 2009, whereas in 2008, we had net borrowings on our revolving credit facility of $24.5 million. Cash used in financing activities was $19.7 million in 2008, as compared to $0.6 million in 2007. The primary reason for the difference is the $14.2 million of payments on the term loan facility, including the $10.0 million voluntary prepayment and the net payments made on the revolving credit facility of $5.5 million in 2008, whereas in 2007, we had $2.0 million of net borrowings on the revolving credit facility and $2.5 million of payments on the term loan facility.

Cash used in financing activities was $0.6 million in 2007, as compared to $403.0 million of cash provided by financing activities in 2006. The primary reason for the difference is the $2.0 million of net borrowings on the revolving credit facility and $2.5 million of payments on the term loan facility in 2007, whereas in 2006, in connection with the Easton acquisition, we entered into our Existing Credit Agreement and received $335.0 million of proceeds from the issuance of senior term notes thereunder, received a capital contribution of $192.1 million, paid $108.6 million on the then existing senior term notes and $12.2 million of debt issuance costs and repurchased $4.3 million of outstanding Class A Common and Class B Common Units and had $3.5 million of net borrowing on the revolving credit facility and $2.5 million of payments on the term loan facility.

Our debt to capitalization ratio, which is total debt divided by the sum of total debt and stockholder’s equity, was 52.2% at October 3, 2009, as compared to 57.6% at September 27, 2008. The decrease was primarily attributable to the decrease in debt and the increase in shareholder’s equity as a result of the net income for 2008.

From time to time, we review and will continue to review acquisition opportunities as well as changes in the capital markets. If we were to consummate a significant acquisition or elect to take advantage of favorable opportunities in the capital markets, we may supplement availability or revise the terms under our credit facility or complete public or private offerings of debt securities.

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Off-balance sheet arrangements

We do not have any off-balance sheet arrangements.

Quantitative and qualitative disclosure about market risk

Foreign currency risk

Our net sales and expenses are predominantly denominated in United States dollars. During the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006, approximately 86.1%, 85.9% and 87.5% of our net sales were in United States dollars, respectively, with substantially all of the remaining sales in Canadian dollars, Taiwan dollars, British pounds and Euros. In addition, we purchase a number of materials abroad, including finished goods and raw materials from third parties. A significant amount of these purchases were from vendors in Asia, the majority of which were located in mainland China. We expect to increase our international sourcing in the future. As a result, we have exposure to currency exchange risks.

Most of what we purchase in Asia is finished goods rather than raw materials. As a result, with respect to many of our products, we do not immediately experience the impact of commodity price changes or higher manufacturing wages. Such costs are generally passed on to us only after the vendors have experienced them for some time. However, because we generally purchase these goods in United States dollars, changes in the value of the United States dollar can have a more immediate effect on the cost of our purchases. If we are unable to increase our prices to a level sufficient to cover any increased costs, it would adversely affect our margins.

We enter into foreign currency exchange forward contracts to reduce the risks related to inventory purchases and foreign currency based accounts receivable denominated in foreign currencies. At October 3, 2009, there were foreign currency forward contracts in effect for the purchase of United States $40.4 million aggregated notional amounts, or approximately Cdn$43.8 million. We also had other contracts in effect for the purchase of $0.7 million United States aggregated notional amounts, or approximately €0.5 million Euros and the purchase of $0.4 million United States aggregated notional amounts, or approximately £0.2 million British Pounds. In the future, if we feel our foreign currency exposure has increased, we may consider entering into additional hedging transactions to help mitigate that risk.

Considering both the anticipated cash flows from firm purchase commitments and anticipated purchases for the next quarter and the foreign currency instruments in place at October 3, 2009, a hypothetical 10% movement of the United States dollar relative to other currencies would not have a material adverse affect on our expected quarterly earnings or cash flows. This analysis is dependent on actual purchases during the next quarter occurring within 90% of budgeted forecasts. In addition, the effect of the hypothetical change in exchange rates does not reflect the effect this movement may have on other variables, including competitive risk. If it were possible to quantify this competitive impact, the results could be different than the sensitivity effects analysis described. In addition, it is unlikely currencies would uniformly strengthen or weaken relative to the United States dollar. In reality, some currencies may weaken while others may strengthen. Moreover, any movement of the United States dollar relative to other currencies and its impact on material costs would likely be partially offset by the impact on net sales due to our sales internationally and the conversion of those international sales into United States dollars.

Interest rate risk

We are exposed to market risk from changes in interest rates that can affect our operating results and overall financial condition. In connection with our acquisition of Easton, we entered into our Credit Agreement consisting of a $335.0 million term loan facility, a $70.0 million

United States revolving credit facility and a Cdn$12.0 million Canadian revolving credit facility. As of October 3, 2009, the outstanding principal balance under our term loan facility was $272.1 million and we had zero outstanding under both our United States and Canadian revolving credit facilities. The interest rates on the term loan and outstanding amounts under the revolving credit facilities are based on the prime rate or LIBOR plus an applicable margin percentage.

Our Credit Agreement requires us to have interest rate agreements in place such that not less than 50% of our outstanding term and senior subordinated indebtedness is fixed rate indebtedness. In April 2008 we entered into an interest rate swap agreement with an initial notional amount of $275.0 million which decreased to $250.0 million in April of 2009. As of October 3, 2009, with the interest rate swap, approximately 95% of our outstanding term and senior subordinated indebtedness was fixed rate indebtedness.

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